SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Roaring Blue Lion Capital Management, L.P.

Blue Lion Opportunity Master Fund, L.P.

BLOF II LP

Charles W. Griege, Jr.

Ronald K. Tanemura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blue Lion Amends Proxy Statement And Blue Proxy Card Following Discussions with Large HomeStreet Shareholders

Blue Lion Encourages Shareholders to Vote FOR Ronald K. Tanemura on the BLUE Proxy Card to Replace Incumbent Director Donald R. Voss

Highlights ISS Research Report Indicating the Need For More Change and Support For Blue Lion’s Proposal to Separate the Role of Chairman and CEO

Dallas, Texas. June 10, 2019. Blue Lion Capital ("Blue Lion"), a Dallas-based investment firm, which beneficially owns approximately 6.5% of common stock of HomeStreet, Inc. ("HomeStreet" or the "Company") (NASDAQ: HMST), announced that it has amended its proxy statement and BLUE proxy card. Blue Lion is now asking HomeStreet shareholders to vote on the BLUE proxy card to elect Ronald K. Tanemura to replace incumbent director Donald R. Voss.

Charles W. Griege, Jr, Managing Partner of Blue Lion, said “During the past thirteen months, Blue Lion has spoken with all of HomeStreet’s top shareholders. It is clear from these conversations that change is not only warranted but necessary for the Company to become a top-performing bank. Following recent discussions with several large shareholders who expressed their support for ongoing change, but also indicated a desire to minimize the potential disruption of removing HomeStreet’s CEO from the Board, Blue Lion has decided to remove Mr. Griege from its proxy card.”

Mr. Griege continued, “By making this change, Blue Lion has narrowed its campaign to elect one independent director, Ron Tanemura, to replace Donald Voss on the HomeStreet Board of Directors. This change would promote the desired stability shareholders want on the Board as well as ensure the necessary accountability that only a true independent director can affect.”

Blue Lion’s decision to remove Mr. Griege from consideration will effectively enable shareholders to elect Ronald Tanemura, Sandra Cavanaugh, and Mark Mason. With this change, Blue Lion is confident that it will obtain the support needed from shareholders to elect Mr. Tanemura to the Board and to continue its campaign of making HomeStreet a great bank for customers, employees and investors.

In its recent research report, Institutional Shareholder Services (“ISS”) agreed that Blue Lion has been successful in effecting HomeStreet’s recent changes, but also recognized the need for additional change. In its report, ISS stated the following:

“In just over 18 months – since the dissident initially went public with its criticisms – HMST has implemented, either in whole or in part, many of the key initiatives promoted by the dissident. These include exiting the core of the mortgage banking segment, refocusing on the commercial and consumer banking business, and making several corporate governance enhancements and appropriate board additions in the process. Ultimately, the dissident deserves credit for harnessing the sentiment of shareholders…and catalyzing this energy into positive change.”

“These positive changes are just first steps, and more improvement will be needed…HMST continues to face operational challenges in its commercial and consumer banking business, including expenses that are too high, a loan portfolio that is too concentrated, a loan yield that must be improved, and prioritizing profitability over growth.”

ISS further commented on HomeStreet’s recently amended bylaws and attempts to disenfranchise shareholders with an onerous nomination process:

“Critically, the recently-enhanced advance notice disclosure obligations could be seen as weaponization of a meeting mechanism in a way that is potentially contrary to shareholders’ interests. The potential (mis)use of a nomination questionnaire as a defensive tool in a proxy contest – rather than simply a tool for vetting potential nominees – is an issue that should be of growing concern to shareholders.”

As long-suffering shareholders know, HomeStreet’s narrative that there is no need for additional change to the status quo is categorically wrong. The facts are indisputable: HomeStreet has significantly underperformed all of its peers, been slow to adapt to changing market conditions, failed to generate reasonable returns on its investments, continuously missed its own projections, thwarted shareholders’ ability to elect new directors, created a destabilizing culture that has led to substantial turnover, used improper accounting and reporting methods and violated numerous SEC rules.

All of these failings have occurred during the tenure of Mr. Voss on the HomeStreet Board. As a result, Blue Lion believes that adding a shareholder representative to the HomeStreet Board is not only justified but absolutely necessary.

Ronald Tanemura has a proven track record and broad experience in the financial services industry. He has a deep understanding of risk and highly regulated financial companies as well as strong corporate governance experience. Accordingly, Mr. Tanemura has the knowledge, skills, and experience that will be vital to HomeStreet making a successful turnaround.

Adding Ronald Tanemura to the Board will allow management to continue on the path of change. In addition, his presence will increase oversight and instill a culture of accountability so that shareholders can both trust and verify that management is doing what it has committed to do.

Important Information

Blue Lion Capital, Roaring Blue Lion Capital Management, L.P., Blue Lion Opportunity Master Fund, L.P., BLOF II LP, Charles W. Griege, Jr. (collectively, "Blue Lion") and Ronald K. Tanemura (together with Blue Lion, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of HomeStreet, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Morrow Sodali, LLC.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Blue Lion with the SEC on May 16, 2019. This document is available free of charge from the sources indicated above.

Shareholders Contact:

Morrow Sodali, LLC

Mike Verrechia / Bill Dooley

(800) 662-5200

BlueLion@MorrowSodali.com